Exhibit 99.1

Innovative Industrial Properties Announces Mezzanine Loan Commitment

of $245 Million for Alewife Park

Investment Expected to Yield 15.8% and Generate Significant Earnings Accretion for IIP Shareholders

Investment Expands on IIP's Commitment to Diversify into the Life Science Sector

SAN DIEGO, CA – October 1, 2026 – Innovative Industrial Properties, Inc. (NYSE: IIPR) ("IIP" or the "Company") announced today that it entered into definitive agreements to provide $245 million under a new mezzanine loan commitment to affiliates of IQHQ, Inc. ("IQHQ") in connection with the completion, lease-up, tenant improvements and stabilization of Phase I of Alewife Park, a master-planned life science campus in Cambridge, Massachusetts (the "Investment"). The loan is secured by pledges of equity interests in the entities that own the Alewife Park campus.

Located in Cambridge, Massachusetts, Alewife Park is a 27-acre life science campus comprised of three existing buildings totaling 392,000 square feet (Phase I) and two pad-ready sites with up to 364,000 square feet of additional development potential (Phase II). According to IQHQ, the campus has approximately $800 million invested prior to IIP’s investment and Phase I is currently 78% leased to Lila Sciences, a Cambridge, MA based AI-enabled next generation scientific discovery company.

“We are pleased to further expand our life science portfolio through this investment for Alewife Park, which we believe will provide attractive risk-adjusted returns for IIP shareholders and significant accretion to our earnings,” said Alan Gold, Executive Chairman of IIP. “This transaction reflects our disciplined approach to capital allocation by providing financing in support of a premier Class A life science campus in Cambridge that has demonstrated strong leasing momentum and further allows us to capitalize on the attractive, long-term strength of the life science industry.”

IIP funded approximately $111 million at closing, which was used to repay in full the borrower’s existing $85 million bridge loan, together with accrued interest, fees and expenses, with the remaining $134 million expected to be funded through the fourth quarter of 2027, as additional amounts are drawn and funding conditions are satisfied. The loan is expected to yield an interest rate of approximately 15.8% over the term of the loan, subject to a floor of 14%.

The loan matures in February 2028 and has a one-year extension option. IIP may also purchase all or a portion of the other mezzanine lender’s notes at IIP’s option, thereby increasing its investment by up to $155 million on the same terms. All items described in this paragraph are subject to certain conditions set forth in the loan agreements.

The Company expects to fund the Investment with cash on hand and borrowings under its revolving credit facilities.

About IQHQ

IQHQ, Inc. is a life science focused real estate company founded in 2019 to meet the industry's needs through the acquisition, development, redevelopment, leasing and management of life science assets.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is an internally managed real estate investment trust (REIT) focused on the acquisition, ownership and management of specialized properties leased to experienced, state-licensed operators for their regulated cannabis facilities and financial investments in the life science industry. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the expected benefits or impact of the transactions described in this press release; the Company’s ability to fund future advances under the mezzanine loan and anticipated funding sources; the Company’s ability to realize the anticipated benefits of the right of first offer; estimated interest rates and projected yields on the Investment; and the borrower’s ability to satisfy its obligations under the loan. Such forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, changes in interest rates, including fluctuations in SOFR; the borrower’s ability to satisfy conditions to future advances; the borrower’s ability to achieve projected leasing levels; risks related to the development, construction, and lease-up of life science properties; changes in real estate market conditions; the Company’s ability to maintain its REIT qualification; and the risk factors discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2025, as updated by the Company’s subsequent reports filed with the Securities and Exchange Commission. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

David Smith

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332